FORM 4

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

     [ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.          NAME AND ADDRESS OF REPORTING PERSON:

      Jensen                   James                     U.
     ----------------------------------------------------------------------
      (Last)                  (First)                 (Middle)

      44 North Wolcott
     ----------------------------------------------------------------------
      (Street)

      Salt Lake City,          Utah                     84103
     ----------------------------------------------------------------------
      (City)                  (State)                 (Zip)

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2.          ISSUER NAME AND TICKER OR TRADING SYMBOL

            Interwest Home Medical, Inc. - IWHM

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3.          IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)



_______________________________________________________________________________

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4.        Statement for Month/Year

          February, 2000

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5.        If Amendment, Date of Original (Month/Year)

                         N/A
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6.       RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER - Check all applicable

            __X__ Director                _____ 10% Owner
            _____ Officer (give title     _____ Other (specify below)
                           below)


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TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

_______________________________________________________________________________

1.       Title of Security (Instr. 3)

               Interwest Home Medical, Inc. - Common Stock
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2        Transaction Date - (Month/Day/Year)


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3.       Transaction Code - (Instr. 8)

               Code      V
               ------------

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4.       Secutities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount             (A) or (D)           Price


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5.        Amount of Securities, Beneficially Owned at End of Month
          (Instr. 3 and 4)

          114,424

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6.        Ownership Form - Direct (D) or Indirect (I) - (Instr. 4)

                              D

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7.        Nature of Indirect Beneficial Ownership - (Instr. 4)

                    N/A
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  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
       (e.g. puts, calls, warrants, options, convertible securities)

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1.   Title of Derivative Security - (Instr. 3)

          Stock Option - Right to Buy

_______________________________________________________________________________

2.   Converstion or Exervice Price of Derivative Security



_______________________________________________________________________________

3.   Transaction Date - (Momth/Day/Year)

                    12/13/99
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4.   Transaction Code (Instr. 8)

          Code      V
          ------------
           J

_______________________________________________________________________________

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.3, 4 and 5)

          (A)                 (D)

         40,000
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6.   Date Exercisable and Expiration Date:  (Month/Day/Year)

          Date Exercisable              Expiration Date

                           See "A" Below in
                      Explanation of Responses
______________________________________________________________________________

7.   Title and Amount of Underlying Securities - (Instr. 3 and 4)

          Title                    Amount or Number of Shares

          Common Stock             40,000
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8.   Price of Derivative Security (Instr. 5)

            $3.00
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9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

              91,500
_______________________________________________________________________________

10.  Ownership Form of Derivative Security; Direct (D) or Indirect (I) -
     (Instr. 4)

                         D
_______________________________________________________________________________

11.  Nature of Indirect Beneficial Onwerhsip (Instr. 4)

                         N/A
_______________________________________________________________________________

Explanation of Responses:

     A. All previous options granted with 5-year expiration extended to 10-year expiration:

     1. 4/1/97 - Grant of 40,000 shares @ $4.00 per share, new termination date is 3/31/07.

     2. 2/24/95 - Grant of 5,000 shares @ $5.52 per share, new termination date is 2/23/05.

     3. 4/1/96 - Grant of 1,500 shares @ $4.75 per share, new termination date is 3/31/06.

     4. 9/30/97 - Grant of 33,000 shares @ $4.28-5.50 per share, new termination date is 9/29/07.


     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Date: March 8, 2000            /s/ James U. Jensen
                              --------------------------------
                              **Signature of Reporting Person